Exhibit 4.2

DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Streamline Health Solutions, Inc. (the "Company," "we," "our," and "us") has authority to issue 90,000,000 shares of all classes of stock, consisting of 85,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). The following summary describes the Common Stock of the Company, which is the only class of securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

The following description is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to (i) our Certificate of lncorporation, as amended through June 7, 2022 (as so amended, the "Certificate of lncorporation"), and (ii) our Amended and Restated Bylaws, as amended and restated through March 28, 2014 (as so amended, the "Bylaws"), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (the "DGCL"), for additional information.

Common Stock

Voting. Holders of Common Stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval, subject in all cases to the rights of any outstanding Preferred Stock, if any. Holders of our Common Stock do not have cumulative voting rights.

Our Bylaws provide that the holders of a majority of all of the shares of our capital stock issued, outstanding and entitled to vote shall constitute a quorum for the transaction of business. When a quorum is present, the affirmative vote of the majority of shares of our capital stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law, our Certificate of Incorporation or our Bylaws a different vote is required, in which case such express provision shall govern and control the decision of such question. Our Bylaws provide that, when a quorum is present at a meeting of stockholders at which directors are to be elected, directors are elected by a plurality of the votes of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Our Certificate of Incorporation provides that the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of Common Stock entitled to vote upon the election of directors shall be required to effect: (1) an amendment to the Certificate of Incorporation, (2) a merger or consolidation of the Company with or into another corporation, or the sale or transfer of all or substantially all of the assets of the Company to another entity; or (3) the removal of a member of the Board of Directors.

Dividends and Other Distributions. Subject to the rights of holders of any then outstanding shares of our Preferred Stock, our holders of Common Stock are entitled to receive such dividends as may be declared from time to time by our Board of Directors from funds legally available therefor. We do not currently pay cash dividends on our Common Stock, and we currently intend to retain any future earnings for use in our business. Any future determination as to the declaration of dividends on our Common Stock will be made at the discretion of the Board of Directors and will depend on our earnings, operating and financial condition, capital requirements and other factors deemed relevant by the Board of Directors, including the applicable requirements of the DGCL, which provides that dividends are payable only out of surplus or net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The payment of dividends on our Common Stock may be restricted by the provisions of credit agreements or other financing documents that we may enter into or the terms of securities that we may issue from time to time.

Merger, Consolidation or Sale of Assets. Subject to any preferential rights of any outstanding Preferred Stock, if any, holders of our Common Stock shall be entitled to receive all cash, securities and other property received by us pro rata on the basis of the number of shares of Common Stock held by each of them in any of the following situations: (1) our merger or consolidation with or into another corporation in which we do not survive, (2) the sale or transfer of all or substantially all of our assets to another entity or (3) a merger or consolidation in which we are the surviving entity but the Common Stock shall be exchanged for stock, securities or property of another entity.

Distribution on Dissolution. After payment or provision for all liabilities, and subject to any preferential rights of any outstanding Preferred Stock, if any, in the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to receive a portion of the remaining funds to be distributed. Such funds shall be paid to the holders of our Common Stock pro rata on the basis of the number of shares of Common Stock held by each of them.

Other Rights. The shares of our Common Stock are not subject to any redemption provisions and are not convertible. Holders of our Common Stock do not have any preemptive rights enabling such holders to purchase, subscribe for or receive shares of any class of our Common Stock or any other securities convertible into shares of any class of our Common Stock or any redemption rights. Holders of Common Stock have no sinking fund rights.

All outstanding shares of our Common Stock are fully paid and non-assessable. All shares of Common Stock have equal rights and preferences.

The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, those of the holders of Preferred Stock, and will be subject to those of the holders of any shares of our Preferred Stock that we may issue in the future. As of May 2, 2025, we had no shares of Preferred Stock outstanding.

Warrants

As of May 2, 2025, we have warrants (the "Warrants") outstanding to purchase up to an aggregate of 237,027 shares of Common Stock.

The Warrants have an exercise price of $5.70 (except for Warrants issued to the Company's directors and officers which have an exercise price of $5.85), and are exercisable any time on or after February 7, 2024, and prior to February 7, 2028. The Warrants are exercisable for cash or on a cashless basis, at the holder's option.

The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock split, stock dividend, recapitalization, or combination.

The Warrant holders do not have the rights or privileges of holders of shares of our Common Stock or any voting rights until they exercise their Warrants and receive shares of our Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders of the Company. The Warrants were issued in a private placement pursuant to an exemption under the Securities Act of 1933, as amended.

Listing

Our Common Stock is listed on the NASDAQ Capital Market under the symbol "STRM."

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Inc., 250 Royall Street, Canton, Massachusetts 02021.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law. We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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prior to the date of such business combination, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers of the corporation and (b) shares issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date of such business combination, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

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any merger or consolidation involving the corporation and the interested stockholder or any merger or consolidation involving the corporation and another entity that is caused by the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of its stock owned by the interested stockholder; or
•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any affiliate or associate of such entity or person.

Our Certificate of Incorporation and Bylaws. Provisions of our Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock. Among other things, our Certificate of Incorporation and Bylaws:

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permit our Board of Directors to issue up to 5,000,000 shares of Preferred Stock, with such designations, powers, preferences and rights as our Board of Directors may authorize (including the right to approve an acquisition or other change in control);

•	provide that the authorized number of directors may be changed only by the Board of Directors;
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provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum; and

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do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of capital stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).

The amendment or repeal of any of these provisions of our Certificate of Incorporation would require approval of holders of not less than 66 2/3% of the outstanding shares of Common Stock entitled to vote upon the election of directors. Our Bylaws may be amended by an affirmative vote of a majority of the entire Board of Directors.